Exhibit 99.1

Constellation Energy Group, Inc.

Notice to Directors and Executive Officers

Activity in the Constellation Energy Stock Fund under the Constellation Energy Employee Savings Plan, the Represented Employee Savings Plan for Nine Mile Point and the Employee Savings Plan for Constellation Energy Nuclear Group, LLC (collectively, the “401(k) Plans”) will be closed for participant transactions from March 12, 2012 until sometime during the week of March 12, 2012.

This temporary suspension is required by the 401(k) Plans’ recordkeeper, T. Rowe Price, in connection with the expected closing of the merger with Exelon Corporation on March 12, 2012. This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period you will be unable to trade in Constellation Energy or Exelon common stock (or related securities). Please note that this restriction will not apply to certain trading activities, including (i) the sale of shares to pay taxes upon the grant or vesting of an equity award and (ii) dividend reinvestments. If the closing does not occur by March 12, 2012, you will be provided with updated information regarding the actual date of the closing.

Constellation Energy was unable to provide advance notice of the blackout period due to events that were unforeseeable to, and circumstances that were beyond the reasonable control of, Constellation Energy as determined in writing by the administrator of the 401(k) Plans. A copy of this written determination accompanies this blackout notice.

If you have any questions about this notice or the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting prior to the merger Constellation Energy, Inc., Attention: Corporate Secretary, 100 Constellation Way, Baltimore, MD 21202 (telephone (410) 470-2800), and after the merger Exelon Corporation, Attention: Corporate Secretary, 10 South Dearborn Street, P.O. Box 805379, Chicago, IL 60680 (telephone (312) 394-7398).

MEMORANDUM

To whom it may concern:

I understand that generally, pursuant to ERISA Section 101(i), a 30-day advance notice of any blackout period in an individual account plan must be provided. ERISA Section 101(i)(2)(C) provides an exception to the general rule where the timing of blackout is caused by circumstances beyond the reasonable control of the Plan Administrator.

Constellation Energy Group, Inc. and Exelon Corp. entered in the Agreement and Plan of Merger By and Among Exelon Corporation, Bolt Acquisition Corporation and Constellation Energy Group, Inc. dated as of April 28, 2011. The closing of the transaction contemplated by that agreement is contingent on receipt of a series of regulatory approvals projected for late winter or early spring. In anticipation of the pending merger, the Constellation Energy Group, Inc. Employee Savings Plan (the “Plan”) sent a notice to all participants on December 14, 2011, describing the pending transaction, the effects it would have on participant accounts, and stating that a blackout period would occur around the close of this transaction.

I hereby certify in writing, as required by 29 CFR §2520.101-3(b)(2)(ii)(B), that due to the uncertain nature of the date of the close of above-referenced transaction, the Plan was unable to provide 30 days’ notice of the blackout period, which will take effect on the date of the close of the above-referenced transaction, and which will continue for a period of 4 business days.

Further, due to the short duration of the blackout period, the Plan will be unable to provide a written notice to participants before the blackout period expires. The Plan will, however, provide notice posted on the recordkeeper’s participant web site, and an electronic mail message will be sent to all active plan participants through the plan sponsor’s electronic mail system. This notice shall be in the form set forth in 29 CFR §2520.101-3(e) titled, “Model Notice.”

/s/ Marcia B. Behlert 3/9/12
Marcia B. Behlert
Plan Administrator